Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Ivivi Technologies, Inc. on Form S-3 to be filed with the Securities and Exchange Commission on December 14, 2007 of our report dated June 28, 2007, relating to our audits of the financial statements and schedules of Ivivi Technologies, Inc., appearing in the Annual Report on Form 10-KSB of Ivivi Technologies, Inc. for the year ended March 31, 2007.  We also consent to the reference to us under the headings “Experts” in the Prospectus, which is a part of such Registration Statement.

/s/ Raiche Ende Malter & Co. LLP Raich Ende Malter & Co. LLP Certified Public Accountants December 14, 2007